Exhibit 10.1

Execution Copy

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of August 6, 2018 (“Effective Date”) between Cleveland BioLabs, Inc., a Delaware corporation (“CBLI”) and Genome Protection, Inc., a Delaware corporation (“GPI”).

BACKGROUND

CBLI and Everon BioSciences, Inc., a New York corporation (“Everon”) see a mutually beneficial opportunity in establishing a new company to pursue the development and commercialization of drugs for the prevention and treatment of aging and age-related diseases in humans. CBLI and Everon have caused GPI to be formed for the purposes of pursuing such opportunities.

CBLI is making a capital contribution to GPI pursuant to the certain Contribution and Subscription Agreement effective as of the Effective Date, pursuant to which CBLI is making an assignment of certain CBLI patent rights and related intellectual property and is granting GPI an exclusive license (or sublicense) of certain other CBLI patent rights and related intellectual property rights as well as the supply of certain products pursuant to this Agreement.

This Agreement sets forth the terms and conditions of the exclusive license and sublicense that constitutes integral part of CBLI’s capital contribution to GPI.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CBLI and GPI agree as follows:

1. DEFINITIONS.

1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“Affiliate” means with respect to either party, any Person so long as such Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition only, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person (or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited) or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“Applicable Laws” means any national, supra-national, federal, state or local laws, treaties, statutes (including the FD&C Act), ordinances, rules and regulations, including any rules, regulations, guidance or guidelines having the final and binding effect of law, or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations, government authorities, courts, tribunals, agencies other than Regulatory Authorities, legislative bodies and commissions that are in effect from time to time during the term of the Agreement. For clarification, Applicable Laws include then-current and applicable good laboratory, medical, clinical and manufacturing practices.

“BLA” means a biologicals license application, as defined in the FD&C Act, or any equivalent document filed with the FDA and necessary for the commercial distribution of a biologicals product for humans or any application or other documentation filed with any Regulatory Authority of a country other than the U.S. required for commercial distribution of any biologicals product for humans in that country.

“Business Day” means any day other than a Saturday, a Sunday, or a national holiday in the United States.

“CBLI Field” means the prevention or treatment of any disease or condition in humans that is caused by the recent exposure to ionizing radiation including mitigation and prevention of Acute Radiation Syndrome (as defined by the Center for Disease Control and Prevention) and concurrent radiation treatment of humans or animals diagnosed with oncological conditions at the time of treatment to treat this condition. For the avoidance of doubt, it is understood and agreed that the CBLI Field shall not include (i) prevention or treatment of sickness, diseases, disorders, and frailties caused by prior exposure to radiation treatment of cancer, and (ii) prevention or treatment of any disease, disorder or frailty in humans that are “cancer survivors” (i.e., persons who has completed initial cancer management and has no apparent evidence of active disease).

“CBLI Intellectual Property” means Know-How, including Program Intellectual Property, other than Joint Program Intellectual Property, that is Controlled by CBLI or its Affiliates during the term of this Agreement and that is reasonably necessary or useful for or directly related to the Development, Manufacture or Commercialization of the Provided Product. The term CBLI Intellectual Property does not include (a) any Know-How, which is, as of the Effective Date or later becomes, generally available to the public, excluding CBLI Confidential Information or Know-How Controlled by CBLI or its Affiliates that is publicly disclosed by a Third Party without the consent of CBLI, and Know-How included in CBLI Patent Rights.

“CBLI Patent Rights” means those Patent Rights that Cover CBLI Intellectual Property and are Controlled by CBLI or its Affiliates at any time during the term of this Agreement. CBLI Patent Rights as of the Effective Date are listed in Schedule A-1 and Schedule A-2 which shall be updated in writing from time to time, at least annually, during the term of this Agreement.

“Commercially Reasonable Efforts” means (a) with respect to any objective of any party, commercially reasonable, diligent, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to the Development or Commercialization of the Product for any indication by any party, efforts and resources normally used by such party with respect to a product owned by such party or a product for which such party is granted by a Third Party an exclusive right to develop and commercialize which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for the Product, and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the Product and the indications and/or market(s) involved.

“Commercialization” means any and all activities of importing, exporting, marketing, promoting, distributing, offering for sale and selling the Product, which may include clinical trials that are or are not mandated by a Regulatory Authority to support an application to obtain or maintain Regulatory Approvals for the Product. When used as a verb, Commercialize means to engage in Commercialization.

“Confidential Information” means any proprietary or confidential information of either party or any of its Affiliates (including all GPI Intellectual Property and all CBLI Intellectual Property) disclosed to the other party or any of its Affiliates pursuant to this Agreement. Confidential Information shall not include information which: (a) is known to the receiving party or any of its Affiliates, as evidenced by the receiving party’s competent records, before receipt thereof under this Agreement; (b) is disclosed to the receiving party or any of its Affiliates by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (c) is or becomes generally known in the public domain or available to the public through no fault of the receiving party; or (d) is independently developed or acquired by or on behalf of the receiving party or any of its Affiliates, as evidenced by the receiving party’s competent records, without access to such information.

“Control or Controlled” means, with respect to any intellectual property right, the possession (whether by ownership or license) by a party or an Affiliate thereof of the ability to grant to the other party access or a license as provided herein under such intellectual property right without violating the terms of any agreement or other arrangements between such party or its Affiliate and any Third Party existing before, or acquired after, the Effective Date.

“Cover” means (a) with respect to a granted patent, a Valid Claim thereof would be infringed in the absence of a right, authorization, consent or license with respect to such claimed subject matter, or (b) with respect to a patent application that has not been granted, a Valid Claim thereof, that if granted, would be infringed in the absence of a right, authorization, consent or license with respect to such claimed subject matter.

“Development” means the research and development of the Product, including all aspects of all activities that are necessary to enable the filing of an IND as well as those activities occurring from and after the filing of an IND, through and including obtaining Regulatory Approval of a BLA and any other Regulatory Approvals required for the Manufacture and Commercialization of the Product in a country. Development includes performance of clinical trials that are required by a Regulatory Authority as a condition to obtaining or maintaining Regulatory Approvals for the Product. When used as a verb, Develop means to engage in Development.

“FDA” means the United States Food and Drug Administration, or any successor thereto.

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act of 1938 and applicable regulations promulgated thereunder, as amended from time to time.

“GPI Field” means the prevention or treatment of any disease, disorder or frailty in humans caused by aging or where the susceptibility of humans to contracting such disease, disorder, or frailty is generally recognized by the scientific and medical community to increase as a function of advanced age, without reference to the presence of other precursor diseases or disorders, including the prevention or treatment of any disease, disorder or frailty in humans that are “cancer survivors” (i.e., persons who are proclaimed to be “cancer free” at the time of treatment, but have been damaged by conventional cancer therapy. For the avoidance of doubt, it is understood and agreed that the GPI Field shall not include means the prevention or treatment of any disease or condition in humans that is caused by the recent exposure to ionizing radiation including treatment, mitigation and prevention of Acute Radiation Syndrome and concurrent radiation treatment of humans diagnosed with oncological conditions at the time of treatment.

“GPI Intellectual Property” means Know-How, including Program Intellectual Property, other than Joint Program Intellectual Property, that is owned or Controlled by GPI or its Affiliates during the term of this Agreement and that is reasonably necessary or useful for or directly related to the Development, Manufacture or Commercialization of the Product. The term GPI Intellectual Property does not include any Know-How, which is, as of the Effective Date or later becomes, generally available to the public, excluding GPI Confidential Information or Know-How owned or Controlled by GPI that is publicly disclosed by a Third Party without the consent of GPI, and Know-How included in GPI Patent Rights.

“GPI Patent Rights” means those Patent Rights that Cover GPI Intellectual Property and are Controlled by GPI or its Affiliates at any time during the term of this Agreement.

“IND” means an investigational new drug application, as defined in the FD&C Act, filed with the FDA and necessary for beginning clinical trials of any product in humans or any equivalent application or other documentation filed with any Regulatory Authority of a country other than the U.S. required to begin clinical trials of any product in humans in that country.

“Joint Patent Rights” means those Patent Rights that Cover Joint Program Intellectual Property.

“Joint Program Intellectual Property” means Program Intellectual Property that is owned jointly by the parties.

“Know-How” means discoveries, observations, inventions, know-how, knowledge, trade secrets, techniques, technology, skill, experience, specification, methodologies, modifications, improvements, works of authorship, designs and data (including pharmacological, biological, chemical, biochemical, toxicological, regulatory, analytical, quality control and stability data) (whether or not protectable under patent, copyright, trade secrecy or other laws).

“Licensed Technology”     means, collectively, the CBLI Patent Rights and CBLI Intellectual Property identified in Section 2.1(a).

“Manufacturing” means any and all activities related to the production of the Product. Manufacturing shall include: (a) technical and process development activities in connection with development of the manufacturing or production process for the Product and scale-up of such process; (b) manufacturing, production and packaging activities; (c) quality assurance activities; (d) testing activities, including stability testing and conformance testing; and (e) any and all other activities required to release manufacturing lots of the Product. When used as a verb, Manufacture means to engage in Manufacturing.

“Major Market Countries” means the U.S., France, Germany, Italy, Japan, Spain, and the United Kingdom.

“Patent Rights” means any and all (a) issued patents and (b) pending patent applications, including all provisional applications, substitutions, divisionals, continuations, continuations-in-part, renewals, and all letters of patent granted with respect to any of the foregoing, (c) patents of addition, restorations, reissues, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-examinations; (d) inventor’s certificates; and (e) other forms of government issued rights substantially similar to any of foregoing, in each any country in the Territory.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization, other than CBLI or GPI.

“Product” means any product the Development, Manufacture, use or sale of which is covered by the CBLI Patent Rights or Joint Patent Rights or makes use of any CBLI Intellectual Property or Joint Program Intellectual Property.

“Provided Product” means the flagellin product known as entolimod (a.k.a. CBLB502), a roughly 35kDa protein.

“Program Intellectual Property means, individually and collectively, all Know-How that is conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression, solely by or on behalf of a party either alone or jointly with the other party after the Effective Date and in the course of performing the Development, Manufacture or Commercialization of the Product under this Agreement.

“Program Patent Rights” means those Patent Rights that Cover Program Intellectual Property.

“Regulatory Approvals” means, for any country in the Territory, those authorizations by the appropriate Regulatory Authority(ies) required for the Manufacture and Commercialization of the Product in such country, including Price and Reimbursement Approval at a level acceptable to GPI.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, with authority over the distribution, importation, exportation, Manufacture, production, use, storage, transport, clinical testing or sale of the Product, including the FDA.

“Regulatory Filing” means all applications, filings, dossiers and the like submitted to a Regulatory Authority in the Territory for the purpose of obtaining a Regulatory Approval from such Regulatory Authority.

“Territory” means all the countries of the world.

“Third Party” means any Person other than the parties hereto or their respective Affiliates.

“Valid Claim” means a claim of a granted patent which has not been disclaimed, abandoned or surrendered or declared invalid or unenforceable in a final, unappealable or unappealed decision of a judicial or administrative court, government agency or patent office of appropriate jurisdiction.

1.2 Other Defined Terms. The following terms shall have the meanings set forth in the section appearing opposite such term:
“AAA”                    Section 11.2(a)
“Acting Party”                 Section 6.2(d)
“Agreement”                Recitals
“Arbitration Request”            Section 11.2(a)
“Bankruptcy Code”            Section 2.1(f)
“CBLI”    Recitals
“CBLI Development Activities”         Section 4.3
“CCF License”                Section 2.1(b)
“Effective Date”                Recitals
“GPI”                    Recitals
“GPI Development Activities”        Section 4.1
“Indemnified Party(ies)”            Section 9.2
“Indemnifying Party”            Section 9.2
“Joint Development Committee”        Section 3.1(a)
“Losses”                    Section 9.2
“Recipient”                Section 7.1(b)
“Representatives”                Section 12.5
“Responding Party”            Section 7.2(a)
“Submitting Party”            Section 7.2(a).

2. LicenseS; Proprietary RightS

2.1 Grant of Licenses.

(a) Subject to the terms of this Agreement, CBLI hereby grants to GPI, and GPI hereby accepts, (i) an exclusive, paid-up and royalty-free license, irrevocable, perpetual license, with the right to grant sublicenses in accordance with Section 2.1(b), under (A) the CBLI Patent Rights identified in Schedule A-2 and the CBLI Intellectual Property owned by CBLI that relates directly to such CBLI Patent Rights and (B) CBLI’s interests in Joint Program Intellectual Property and Joint Patent Rights to Develop, Manufacture, Commercialize, make, have made, use, have used, offer for sale, sell, have sold and import the Product in the GPI Field in the Territory.

(b) Subject to the terms of this Agreement, CBLI hereby grants to GPI, and GPI hereby accepts, an exclusive, fee-bearing and royalty-bearing sublicense, with the right to grant sublicenses in accordance with Section 2.1(c), under the CBLI Patent Rights identified in Schedule A-1 and the CBLI Intellectual Property Controlled by CBLI that relates directly to such CBLI Patent Rights to Develop, Manufacture, Commercialize, make, have made, use, have used, offer for sale, sell, have sold and import Product in the GPI Field in the Territory. The fee and royalty obligations with respect to the CBLI Patent Rights identified in Schedule A-1 are specified in Sections 4.B, 4.C, 4.D and 4.E of the certain Exclusive License Agreement effective as of July 1, 2004 between CBLI and The Cleveland Clinic Foundation, as amended, a copy of which is attached to this Agreement as Exhibit 1 (the “CCF License”). GPI acknowledges and agrees that this Agreement, as applicable to the CBLI Patent Rights identified in Schedule A-1 is subject to and GPI shall be bound by the rights and obligations due to The Cleveland Clinic Foundation contained in Sections 2.A, 2.G, 2.H, 4.B, 4.C, 4.D, 4.E, 6, 12, 13, 14 and 15 of the CCF License intended for the protection of The Cleveland Clinic Foundation.

(c) The right of GPI to grant sublicenses under Section 2.1(a) or Section 2.1(d) is subject to the requirement that each such sublicense shall be in writing and shall include provisions (i) acknowledging that such sublicense is subject to the applicable license(s) granted hereunder, (ii) requiring each sublicensee to perform all applicable obligations of GPI hereunder in the applicable portion of the Territory (specifically including the obligation to make reports at least the same extent as required under this Agreement), and (iii) prohibiting further sublicensing by the sublicensee (except for a case of further sublicense by sublicensee to any Affiliate of the sublicensee), unless otherwise consented by CBLI.

GPI shall at all times remain responsible for the performance of any of its sublicensees. In the event that GPI (including a GPI Affiliate) grants a sublicense to a Third Party, GPI shall provide a copy of such sublicense it enters into to CBLI promptly following execution with redaction of GPI’s sensitive information, provided that such redactions shall not prevent CBLI from determining that the sublicense conforms to the requirements imposed under this Agreement for the protection of CBLI.

(d) If, during the term of this Agreement, CBLI or one of its Affiliates has or obtains any patent or other proprietary right that could be asserted to prevent GPI from practicing the Licensed Technology to Develop, Manufacture, Commercialize, make, have made, use, have used, offer for sale, sell, have sold and import Product in the GPI Field in the Territory, as applicable, CBLI will grant and hereby agrees to grant GPI a non-exclusive, irrevocable, perpetual, paid-up and royalty-free license, with the right to sublicense, to such patent or other proprietary right solely within the GPI Field, as applicable.

(e) Subject to the terms of this Agreement, GPI hereby grants to CBLI, and CBLI hereby accepts, a non-exclusive, irrevocable, perpetual, paid-up and royalty-free license, with the right to grant sublicenses in accordance with Section 2.1(c) (with all references in Section 2.1(c) being deemed references to CBLI and all references in Section 2.1(c) to CBLI being deemed references to GPI) under the GPI Program Patent Rights and the GPI Program Intellectual Property and GPI’s interest in Joint Program Intellectual Property and Joint Patent Rights solely within the CBLI Field.

(f) The licenses granted under this Section 2.1 shall be treated as licenses of rights to “intellectual property” (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) for purposes of Section 365(n) of the Bankruptcy Code. The parties agree that the party holding the license from the other party may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code, provided that it abides by the terms of this Agreement.

(g) Each party, as applicable, shall mark or have marked all containers or packages of any products that are the subject of the licenses granted under this Section 2.1 in accordance with the patent marking laws of the jurisdiction in which such products are Manufactured or Commercialized.

2.2 Proprietary Rights. (a) This Agreement does not convey to CBLI any rights in any GPI Intellectual Property, GPI Patent Rights, GPI’s interest in Joint Program Intellectual Property or Joint Patent Rights or any other intellectual property or Patent Rights of GPI by implication, estoppel or otherwise except for the rights expressly granted Section 2.1(e). Title to the GPI Intellectual Property, GPI Patent Rights, GPI’s interest in Joint Program Intellectual Property or Joint Patent Rights, and any other intellectual property or Patent Rights of GPI shall at all times remain vested in GPI. This Agreement does not convey to GPI any rights in any CBLI Intellectual Property, CBLI Patent Rights, CBLI’s interest in Joint Program Intellectual Property or Joint Patent Rights or any other intellectual property or Patent Rights of CBLI by implication, estoppel or otherwise except for the rights expressly granted in Sections 2.1(a), 2.1(b), 2.1(c) and 2.1(d). Title to the CBLI Intellectual Property, CBLI Patent Rights, CBLI’s interest in Joint Program Intellectual Property or Joint Patent Rights and any other intellectual property or Patent Rights of CBLI shall at all times remain vested in CBLI.

(b) Inventorship of all Program Intellectual Property shall be determined in accordance with U.S. patent law (and other U.S. intellectual property law, if applicable). Ownership of all Program Intellectual Property shall follow the inventorship, whether patentable or not. If required, patent counsel mutually acceptable to the parties and selected by the Joint Development Committee shall determine inventorship of all Program Intellectual Property in accordance with U.S. patent law (and other U.S. intellectual property law, if applicable).

(c) Neither party shall use Program Intellectual Property Controlled solely by the other party or Confidential Information nor intellectual property rights of the other party except as otherwise expressly permitted in this Agreement.

3. GOVERNANCE; information sharing

3.1 Joint Development Committee. (a) Within thirty (30) days after the Effective Date, a Joint Development Committee (“Joint Development Committee”) shall be established with the responsibilities and authority set forth in this Section 3.1 and shall exists for the duration of this Agreement, unless otherwise agreed between the parties. The Joint Development Committee shall consist of four (4) members, two (2) members to be appointed by each of CBLI and GPI. Each party may, with notice to the other, substitute any of its members serving on the Joint Development Committee and may invite ad hoc non-voting members as desired. The parties may also, by mutual agreement, increase or (subject to Section 3.1(d)) decrease the number of members serving on the Joint Development Committee; provided that the number of members representing each party remains equal. GPI shall have the right to appoint one of its members to be the chairperson of the Joint Committee, whose term shall run for so long as the Joint Development Committee is in existence.

(b) The Joint Development Committee shall have the responsibility and authority to: (i) create mechanisms for interaction of the parties with respect to submission of Regulatory Filings; (ii) coordinate efforts of the parties to assure proper reporting of all adverse events; (iii) develop standard clinical and quality assurance operating procedures; (iv) determine the availability, timing, and amount of the Product to be supplied by CBLI to GPI for the conduct of the GPI Development activities, in accordance with Section 4, and procedures for forecasting and ordering same; and (v) perform such other functions as the parties may agree in writing. The Joint Development Committee shall have no authority other than that expressly set forth in this Section 3.1.

(c) The Joint Development Committee shall hold meetings as mutually agreed by the parties, but in no event less than annually unless GPI and CBLI mutually agree, no later than thirty (30) days in advance of any meeting following the initial meeting of the Joint Development Committee, that no new business has transpired that would require a meeting of the Joint Development Committee. The meetings may be held by telephone or video conference. Minutes of all meetings setting forth decisions of the Joint Development Committee shall be prepared by the party chairing such meeting and circulated to both parties within thirty (30) days after each meeting, and shall not become official until approved by both parties in writing; minutes shall be presented for approval as the first order of business at the subsequent Joint Development Committee meeting, or if it is necessary to approve the minutes prior to such subsequent meeting, then the parties shall approve the minutes within thirty (30) days of receipt thereof.

(d) The quorum for Joint Development Committee meetings shall be two (2) members, provided there are at least one (1) member from each of CBLI and GPI present. The Joint Development Committee will render decisions by unanimous vote. The members of the Joint Development Committee shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the Joint Development Committee.

(e) Disagreements among the Joint Development Committee will be resolved via good-faith discussions; provided, that in the event of a disagreement that cannot be resolved within fifteen (15) days after the date on which the disagreement arose, the matter shall be resolved pursuant to Section 11.1 (first sentence); provided that if the dispute cannot be resolved pursuant to Section 11.1 (first sentence) within fifteen (15) days, then the party bearing the cost of performance of the obligation under this Agreement to which the dispute relates shall in good faith make the final determination with respect thereto, and such determination shall be final and binding and shall not be subject to Section 11.2. Notwithstanding the foregoing, in all cases (i) CBLI shall make the final determination with respect to any matter relating to safety of the Product and (ii) GPI shall make the final determination with respect to the Development and Commercialization of the Product. The Joint Development Committee shall not have any authority to resolve disputes with respect to the interpretation, breach, termination or invalidity of the Agreement or matters concerning the prosecution or enforcement of Program Intellectual Property, which shall be addressed using the procedures specified in Section 6.

3.2 Operating Principles; Expenses. The parties hereby acknowledge and agree that the deliberations and decision-making of the Joint Committee, and any subcommittee established by the Joint Development Committee shall be in accordance with the following operating principles: (a) decisions should be made in a prompt manner; and (b) the parties’ mutual objective is to maximize the clinical and commercial success of the Product in the Territory, consistent with sound and ethical business and scientific practices. The parties shall each bear all expenses of their respective representatives on the Joint Development Committee and any subcommittee established under this Agreement. The Joint Development Committee and any subcommittees established pursuant to this Agreement, will have only such powers as are specifically delegated to it in this Agreement, and will have no power to amend this Agreement or waive a party’s rights or obligations under this Agreement.

3.3 Information Disclosure. Information that otherwise falls under the definition of Confidential Information contained in reports made pursuant to Section 3.1 or otherwise communicated between the parties will be subject to the confidentiality provisions of Section 6.1. Each party shall have the right to use the Confidential Information disclosed by the other party without charge, but only to the extent necessary to enable each party to carry out their respective roles defined in this Agreement or otherwise in exercise of rights granted to it pursuant to this Agreement.

4. Development; COMMERCIALIZATION; REGULATORY MATTERS

4.1 Development of the Product. (a) GPI shall be solely responsible for carrying out, at its expense, all activities relating to Development of the Product in the GPI Field, other than those limited activities set forth in Section 4.3 as “CBLI Development Activities” (the “GPI Development Activities”). GPI Development Activities shall include, without limitation, (i) preparing Regulatory Filings in the Territory for the Product in the GPI Field, (ii) establishing and interacting with all independent review boards related to the Development of the Product in the GPI Field in the Territory, as further provided in Section 4.6, (iii) developing as necessary new dosage forms for the Product for use in the GPI Field in the Territory, and (iv) conducting (or having conducted) all clinical trials for the Product in the GPI Field in the Territory.

(b) GPI will provide CBLI, in a timely manner, with access to all clinical, safety and other data arising from the GPI Development Activities. CBLI shall have the right to cross-reference all such data and information in any regulatory filing for the Product inside the CBLI Field in the Territory.

4.2 Commercialization of the Product. GPI shall be solely responsible for carrying out, at its expense, all activities relating to Commercialization of the Product in the GPI Field in the Territory.

4.3 CBLI Obligations. As between GPI and CBLI, CBLI shall be responsible for (i) making available to GPI the CBLI Know-How as further described in Section 4.4, (ii) processing all safety reports and notifying GPI of any Product withdrawals or recalls, as further described in Section 4.8, and (iii) supplying Product to GPI for clinical trials, as further described in Section 5.1 (collectively, the “CBLI Development Activities”).

4.4 Transfer of CBLI Know-How. Within thirty (30) days after the Effective Date, CBLI shall disclose and transfer to GPI all CBLI Know-How that CBLI reasonably believes is necessary to GPI in the performance of the GPI Development Activities in accordance with this Agreement. Thereafter, CBLI will disclose and supply to GPI from time to time any material modifications or updates to the CBLI Know-How that CBLI reasonably believes are necessary to GPI in the performance of the GPI Development Activities. In the event that GPI believes in good faith that CBLI has not disclosed to GPI CBLI Know-How that is necessary to GPI in the performance of the GPI Development Activities, GPI shall so notify CBLI in writing and CBLI shall not unreasonably withhold any such CBLI Know-How from disclosure to GPI.

4.5 Regulatory Filings in the GPI Field. (a) GPI shall prepare all Regulatory Filings for the Product in the GPI Field in the Territory. GPI shall ensure that all such Regulatory Filings conform strictly to all Applicable Laws. In the preparation of such Regulatory Filings, GPI shall have the right to cross-reference data in the Regulatory Filings of CBLI or its Affiliates for the Provided Product in indications in the CBLI Field. GPI shall ensure that all clinical and other data or information submitted by GPI to CBLI in connection with the GPI Development Activities is complete and accurate in all respects.

(b) GPI shall submit to CBLI each proposed Regulatory Filing prepared as provided under Section 4.5(a) for CBLI’s comments and review. CBLI shall notify GPI in writing of any CBLI proposed modifications to such Regulatory Filing as soon as reasonably practicable after CBLI’s receipt of such filing, and GPI may implement such proposed modifications as soon as reasonably practicable; provided that GPI shall be required to implement any proposed modification that CBLI determines, in its reasonable judgment, based on specific and verifiable information that the comments are addressed to an unacceptable safety or regulatory risk associated with the Development or Commercialization of the Product in the GPI Field (including, without limitation, where a Regulatory Filing for the Product in the GPI Field in the Territory will adversely affect the then existing Regulatory Approval of the Provided Product or then pending Regulatory Filings for approval of the Product in an indication in the CBLI Field).

(c) GPI will file in its own name, all Regulatory Filings finalized in accordance with Section 4.5(b) with the proper Regulatory Authority. GPI shall provide to CBLI copies (which may be wholly or partly in electronic form) of all Regulatory Filings for the Product in the GPI Field submitted to Regulatory Authorities in the Territory within a reasonable time following the filing thereof. In addition, the Joint Development Committee shall implement policies and procedures for providing to CBLI a copy of all correspondence or communications, other than Regulatory Filings, with Regulatory Authorities relating to the Product in the GPI Field in the Territory.

4.6 Interactions with Clinical or Regulatory Authorities. GPI shall establish and be responsible for interacting with all independent review boards related to the Development of the Product in the GPI Field in the Territory. GPI shall also be responsible for and control all interactions with Regulatory Authorities with respect to the Product in the GPI Field. GPI shall provide CBLI reasonable advance written notice of meetings and conference telephone calls with any Regulatory Authority related to the Product in the GPI Field in the Territory, and GPI shall use Commercially Reasonable Efforts to invite one senior regulatory executive of CBLI to attend meetings with such Regulatory Authorities as a silent observer, if and to the extent permitted by the relevant Regulatory Authority.

4.7 Ownership of Regulatory Approvals and Data. As between the parties, GPI shall own and maintain all Regulatory Filings and all Regulatory Approvals that relate to the Product in the GPI Field in the Territory and shall own all clinical and other data arising in the Development, which data shall be deemed to be GPI Know-How.

4.8 Adverse Event Reporting. (a) Each party shall promptly inform the other party of any adverse safety information or data affecting the Provided Product in the CBLI Field and in the Territory or the Product in the GPI Field in the Territory or either party’s obligations with respect to the safety of the Product under this Agreement.

(b) GPI shall have sole responsibility for all adverse event reporting, including any and all Serious Adverse Events (as defined at 21 C.F.R. 312.32(a)) in the U.S. and any aggregate and individual case safety reports with respect to the Product for all indications in the GPI Field in the Territory; and GPI shall maintain a unified worldwide adverse event database for the Product.

(c) CBLI shall maintain its existing adverse event database for the Provided Product, and will provide, upon request by GPI, any safety information in CBLI’s Control and reasonably required by GPI in connection with the Development and Commercialization of the Product and all reasonable assistance in responding to safety queries related to the Product in the GPI Field and in assessing safety issues related to the Product in the GPI Field. Details of safety reporting activities relating to the Product in the GPI Field in the Territory will be addressed in a pharmacovigilance agreement, which the parties shall enter into prior to the initiation of a clinical trial for the Product in the GPI Field in the Territory.

4.9 Standards of Conduct. The parties shall use Commercially Reasonable Efforts to perform or shall use Commercially Reasonable Efforts to ensure that its Third Party contractors perform, all regulatory activities in good scientific manner and in compliance with Applicable Laws.

5. MANUFACTURE AND SUPPLY

5.1 Clinical Supply from CBLI. Subject to the provisions of Section 4.1, CBLI shall be responsible for and shall use its Commercially Reasonable Efforts to supply or have supplied to GPI, at no charge, that number of units of the Provided Product necessary to complete those clinical trials of the Provided Product that are sponsored by GPI and necessary to file a BLA.

5.2 Commercial Supply. (a) The parties will use Commercially Reasonable Efforts to determine whether GPI or CBLI should be responsible for manufacture of commercial supply of Provided Product.

(b) Until the parties make a determination regarding whether one of the parties will assume responsibility for manufacturing commercial supply of the Provided Product as set forth in Section 5.2(a), GPI shall purchase its supply of the Provided Product exclusively from a Third Party contract manufacturer acceptable to the Joint Development Committee in accordance with Section 3. The parties shall coordinate their efforts to reduce the likelihood of supply interruptions at the time GPI or CBLI assumes responsibility for manufacture of commercial quantities of the Provided Product.

(c) If the parties determine that GPI shall be responsible for the Manufacture of commercial supply of Provided Product and/or drug substance for Provided Product, then GPI shall enter into a supply agreement(s) and a quality agreement(s) for the supply of drug substance and/or commercial supply of Provided Product. If the parties determine that CBLI shall be responsible for the commercial manufacture of the Provided Product and/or drug substance for Provided Product, then at GPI’s request CBLI shall enter into a supply agreement(s) and a quality agreement(s) for the supply of drug substance or later stage clinical or commercial supply of the Provided Product. The supply agreement(s) and quality agreement(s) shall be negotiated and managed by the parties and shall be on customary terms and conditions.

6. PATENT matters

6.1 Disclosure; Patent Prosecution. (a) Each of CBLI and GPI shall promptly and fully disclose to the other in writing reasonably detailed written reports describing any Know-How that might, under the applicable U.S. patent laws, be patentable and constitute Program Intellectual Property (whether or not Joint Program Intellectual Property), regardless of the place of invention of such Know-How. With respect to the Licensed Technology that does not fall under the foregoing sentence, CBLI shall promptly disclose to GPI any Licensed Technology that arises during the term of the Agreement after such time as CBLI has taken steps deemed reasonably necessary by CBLI in its sole discretion to protect such Licensed Technology that constitutes CBLI Patent Rights, and with respect to GPI Intellectual Property that does not fall under the foregoing sentence, GPI shall promptly disclose to CBLI any GPI Intellectual Property and GPI Patent Rights after such time as GPI has taken steps deemed reasonably necessary by GPI in its sole discretion to protect such GPI Intellectual Property and GPI Patent Rights and only if such GPI Intellectual Property and GPI Patent Rights are the subject of the license set forth in Section 2.1(e) at such time. Within forty-five (45) days following the date of disclosure regarding the existence of Program Intellectual Property, the parties shall mutually confirm the inventorship and ownership of the Program Intellectual Property in accordance with Section 2.2(b) and, in the case of the Joint Program Intellectual Property, the parties shall confer and mutually agree as to appropriate protection for such Joint Program Intellectual Property, including an application, preparation, prosecution and maintenance strategy. Notwithstanding the provisions of this Section 6.1(a), neither party shall file any Patent Right relating to Program Intellectual Property without prior written mutual confirmation of inventorship and ownership in accordance with the immediate previous sentence nor any Joint Patent Right relating to Joint Program Intellectual Property without the other party’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

(b) Subject to the last sentence of Section 6.1(a), CBLI shall (i) file, prosecute, and maintain those CBLI Patent Rights listed on Schedule A-1 and Schedule A-2, at CBLI’s sole expense, in each Major Market Country in the Territory and in any other countries within the Territory upon which CBLI and GPI agree. CBLI shall promptly furnish or have furnished to GPI copies of all patents, patent applications, substantive patent office actions, and substantive responses received or filed in connection with such patents and patent applications. In the case of patent applications and responses, copies will be furnished to GPI as soon as possible after CBLI’s receipt of the same; provided, that CBLI shall furnish such copies at least thirty (30) days before filing or mailing, as the case may be. GPI may itself or through its attorney offer comments and suggestions with respect to the matters that are the subject of this Section 6.1(b) and CBLI shall consider such comments and suggestions. If reasonably necessary, GPI shall cooperate, at CBLI’s expense, in the preparation, filing, prosecution and maintenance of any and all CBLI Patent Rights that are the subject of this Section 6.1(b). CBLI shall promptly provide notice to GPI as to all matters that come to its attention that may affect the preparation, filing, prosecution or maintenance of any CBLI Patent Rights. In the event that CBLI elects not to file for patent protection, or elects not to prosecute or maintain a patent or patent application under, the CBLI Patent Rights described in this Section 6.1(b) in a particular country(ies), CBLI shall notify GPI of such decision as soon as possible no later than sixty (60) days prior to the final deadline for any pending action or response that may be due with respect to such CBLI Patent Right with the applicable patent authority. In the event GPI provides written notice expressing its interest in prosecuting and maintaining such CBLI Patent Right, CBLI shall cooperate with GPI to permit GPI to file, prosecute, and maintain such CBLI Patent Rights, at GPI’s sole expense, subject to the provisions of Section 6.1(c).

(c) Subject to the last sentence of Section 6.1(a), GPI shall have the sole right, but not the obligation, to prepare, file, prosecute, and maintain each of the CBLI Patent Rights for which CBLI has the first right to file, prosecute and maintain and either elects not to prosecute or that are abandoned by CBLI, each as provided in Section 6.1(b) in the relevant country(ies). With respect to Joint Patent Rights, GPI shall use outside patent counsel reasonably acceptable to both parties, and such outside counsel shall be responsible to both GPI and CBLI, and shall use reasonable efforts to solicit both GPI’s and CBLI’s advice on material prosecution matters related thereto. Such outside patent counsel shall meet with GPI and CBLI patent counsel on a regular basis as needed to discuss strategy for the preparation, filing, prosecution and maintenance of the Joint Patent Rights. GPI shall be solely responsible for costs associated with the GPI Patent Rights and CBLI Patent Rights for which GPI is responsible under this Section 6.1(c). CBLI shall pay the costs associated with the Joint Patent Rights (if any) relating to the CBLI Patent Rights listed on Schedule A-1 and Schedule A-2, in each Major Market Country in the Territory and in any other countries within the Territory upon which CBLI and GPI agree. GPI shall promptly furnish or have furnished to CBLI copies of all patents, patent applications, substantive patent office actions, and substantive responses received or filed in connection with such applications for Joint Patent Rights and CBLI Patent Rights at least thirty (30) days before filing or mailing, as the case may be, and use reasonable efforts to solicit CBLI’s advice and review of Joint Patent Rights and CBLI Patent Rights and material prosecution matters related thereto in reasonable time prior to filing thereof, and GPI shall consider in good faith CBLI’s reasonable comments and suggestions related thereto; provided that nothing herein shall obligate GPI to adopt or follow such comments or suggestions. If reasonably necessary, CBLI shall cooperate in the preparation, filing, prosecution and maintenance of any GPI Patent Rights (at GPI’s expense), CBLI Patent Rights (at CBLI’s expense) or Joint Patent Rights (at each of GPI’s and CBLI’s expense, allocated on a pro rata basis for Joint Patent Rights prosecuted in the Major Market Countries or at GPI’s expense for any other countries).

(d) The parties will cooperate with one another in connection with any request for patent term extension under 35 U.S.C. §156 in the U.S., or analogous statutes or regulations in other jurisdictions in the Territory, for patents relating to the Products.

6.2 Enforcement. (a) If either party learns of any actual or threatened infringement or misappropriation or any attack on the validity or enforceability by a Third Party with respect to Joint Patent Rights, Joint Program Intellectual Property or Licensed Technology anywhere in the Territory, such party shall promptly notify the other party and shall provide such other party with available evidence of such events.

(b) GPI shall have the first option to pursue any enforcement or defense of Licensed Technology, Joint Program Intellectual Property and Joint Patent Rights against infringement or misappropriation within the GPI Field, including defense against a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Technology, Joint Program Intellectual Property and Joint Patent Rights; provided, that GPI pays all costs and expenses related to the same, keeps CBLI reasonably informed of its progress and provides CBLI with copies of any substantive documents related to such proceedings and reasonable notice of all such proceedings. GPI’s costs and expenses in prosecuting or defending such matters shall be subject to expense allocation (and reimbursement, if any) in accordance with Section 6.2(e). GPI shall notify CBLI of its decision to exercise its right to enforce or defend Licensed Technology, Joint Program Intellectual Property or Joint Patent Rights within the GPI Field as soon as possible, but not later than sixty (60) days following its discovery or receipt of notice of the alleged infringement or misappropriation.

(c) If (i) GPI notifies CBLI that it will not enforce any Licensed Technology, Joint Program Intellectual Property or Joint Patent Rights in accordance with Section 6.2(b); (ii) GPI has exhausted all legal appeals with respect to causing the alleged infringement or misappropriation to cease or causing the person alleging the infringement or misappropriation to forebear, (iii) GPI fails to bring an infringement or misappropriation action within one hundred twenty (120) days following its discovery or receipt of notice of the alleged infringement or misappropriation or (iv) GPI is not diligently pursuing an infringement or misappropriation action or diligently defending the validity or enforceability of Licensed Technology, Joint Program Intellectual Property or Joint Patent Rights at issue, then CBLI shall have the right to pursue the alleged infringer or party responsible for the alleged misappropriation or take control of any action initiated by, or being defended by, GPI at CBLI’s own expense. Notwithstanding the foregoing, if GPI has not initiated an infringement or misappropriation action as described under (iii) above, or ceased to pursue such action, on the advice of outside patent counsel, then CBLI agrees not to (and shall cause, to the extent CBLI has the legally enforceable right to do so, its licensor(s) not to) initiate such an action without GPI’s prior consent not to be unreasonably withheld or delayed (with the determination of reasonableness taking into account the costs of such litigation, its likelihood for success, the potential damages or settlement recovery, and the potential for exposure to counterclaims and defenses against GPI with respect to any GPI Patent Rights with respect to the applicable the Product). In any such case, GPI will, wherever possible under Applicable Law, substitute CBLI as party plaintiff for purposes of pursuing any alleged infringer or party responsible for the alleged misappropriation, or as defendant for defending any Licensed Technology, Joint Program Intellectual Property or Joint Patent Rights. In the event that CBLI fails to prevent its licensor(s) from bringing an infringement action as described above, then, at GPI’s request, CBLI shall request that such licensor execute an agreement confirming that the decision to enforce was made despite GPI’s objection. CBLI’s licensor(s) shall not be responsible for reimbursing any litigation costs and shall have no right to obtain reimbursement for its litigation costs from GPI.

(d) Any recovery of damages or other sums recovered in a proceeding or action with regard to Licensed Technology, Joint Program Intellectual Property or Joint Patent Rights handled by a party pursuant to Section 6.2(b) or Section 6.2(c) shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the party bringing or defending the proceeding or action (the “Acting Party”) and next, if applicable, in satisfaction of the costs and expenses incurred by the other party in connection therewith, including reasonable attorneys’ fees involved in the prosecution and/or defense of any proceeding or action and, if after such reimbursement any funds shall remain from such damages or other sums recovered, the remaining recovery shall be retained one hundred percent (100%) by the Acting Party. No settlement, consent judgment or other voluntary final disposition of any suit regarding Licensed Technology, Joint Program Intellectual Property or Joint Patent Rights may be entered into without the consent of the other party, which consent shall not be unreasonably withheld.

(e) In any infringement or misappropriation suit that either party may institute to enforce Licensed Technology, Joint Program Intellectual Property or Joint Patent Rights, or in any declaratory judgment action alleging invalidity, non‑infringement or non-misappropriation of any Licensed Technology brought against CBLI or GPI, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate and assist in all reasonable respects, having its employees testify when requested and making available relevant records, papers, information, specimens and the like. In addition, upon the reasonable request of the party instituting an action under Section 6.2(a) or Section 6.2(b), or if required by Applicable Law, the other party shall join such action and shall be represented using counsel of its own choice, at the requesting party’s expense; provided, that if GPI does not initiate an action hereunder on the advice of outside patent counsel, then CBLI may not require GPI to join such action but CBLI may have GPI join such action as an involuntary party, but GPI shall not be required to participate in such action.

(f) Notwithstanding any provisions of this Section 6.2 to the contrary, each party shall promptly give written notice to the other of any filing of which it becomes aware, for regulatory approval of a generic form of the Product if such filing becomes permissible in any country of the Territory during the term of this Agreement. GPI shall then have the right to bring such an infringement action, in its discretion and at its own expense, in its own name and/or in the name of CBLI using the procedure set forth in Section 6.2(b). If GPI does not wish to bring such action it shall notify CBLI promptly, in such a manner as to not prejudice such infringement action, and CBLI may bring such action using the procedure set forth in Section 6.2(c). For the avoidance of doubt, if GPI does not initiate an infringement action hereunder on the advice of outside patent counsel, then CBLI agrees not to (and shall cause, to the extent CBLI has the legally enforceable right to do so, its licensor(s) not to) initiate such an action without GPI’s prior consent not to be unreasonably withheld or delayed.

6.3 Third Party Licenses; Defense of Infringement Actions. Each party shall bring to the attention of the other party, as soon as possible and in no event in a timeframe that would be prejudicial to the matter, all information regarding potential infringement or misappropriation of Third Party Patent Rights or Know-How as a result of the Development, Manufacture, or Commercialization of the Product in the GPI Field in the Territory. The parties shall discuss such information and decide how to handle such matter. This Section 6.3 shall not be interpreted as placing on either party a duty of inquiry regarding Third Party intellectual property rights.

7. Confidentiality

7.1 Confidentiality. (a) During the term of this Agreement and for five (5) years thereafter, each party (i) shall maintain in confidence all Confidential Information of the other party; (ii) shall not use such Confidential Information for any purpose except as permitted by this Agreement; and (iii) shall not disclose such Confidential Information to anyone other than those of its Affiliates, sublicensees, prospective sublicensees, officers, directors, employees, consultants, agents or subcontractors who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this Section 7 and to whom such disclosure is reasonably necessary or useful in connection with such party’s activities as contemplated in this Agreement. Each party shall ensure that such party’s Affiliates, sublicensees, prospective sublicensees, officers, directors, employees, consultants, agents and subcontractors comply with these obligations. Each party shall notify the other promptly on discovery of any unauthorized use or disclosure of the other’s Confidential Information, including, without limitation, the other’s trade secrets or proprietary information.

(b) Notwithstanding the provisions of Section 7.1(a), a party receiving Confidential Information (the “Recipient”) may disclose Confidential Information to the extent such disclosure is (i) made in response to a valid and final order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, that Recipient provides the other party with prior written notice of such disclosure (if practicable) in order to permit the other party to seek a protective order or other confidential treatment of such Confidential Information; and provided further that any Confidential Information so disclosed will be limited to that information that is legally required to be disclosed in such response to such court or governmental order or subpoena; (ii) otherwise required by Applicable Laws; provided, that Recipient provides the other party with prior written notice of such disclosure (if practicable) in order to permit the other party to seek a protective order or confidential treatment of such Confidential Information; and provided further that any Confidential Information so disclosed will be limited to that information that is legally required by Applicable Law to be disclosed; (iii) made by the Recipient to a Regulatory Authority, as required to conduct Development or obtain or maintain Regulatory Approvals; provided that reasonable efforts shall be used to ensure confidential treatment of such Confidential Information; (iv) made by the Recipient to a Third Party as may be necessary or useful in connection with the Development, Manufacturing or Commercialization related to the Product; provided the Third Party is bound by written confidentiality obligations no less protective that those set forth in this Agreement; (v) made by Recipient to a U.S. or foreign tax authority to the extent legally required by Applicable Laws to be disclosed; (vi) made by Recipient to its representatives or to third parties in connection with sublicensing or financing activities of the Recipient; provided that the Third Party is bound by written confidentiality obligations no less protective that those set forth in this Agreement; (vii) made by Recipient or any of its representatives in the filing or publication of Patent Rights relating to the Product to the extent such disclosure in the filing or publication of Patent Rights is reasonably necessary for support of the Patent Rights; (viii) made by Recipient to comply with Applicable Laws related to securities laws disclosure requirements or any disclosure requirements of any applicable stock market or securities exchange; or (ix) made by Recipient in compliance with Section 7.3.

7.2 Publications. (a) Each party recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 7.1(b), if a party wishes to make a publication containing (i) any CBLI Intellectual Property or subject of CBLI Patent Rights, or (ii) any GPI Intellectual Property or subject of GPI Patent Rights, the party disclosing or submitting such proposed publication (“Submitting Party”) shall send the other party (“Responding Party”) by expedited delivery a copy of the proposed publication to be submitted and shall allow the Responding Party a reasonable time period (but no more than sixty (60) days from the date of confirmed receipt) in which to determine whether the proposed publication contains subject matter for which patent protection should be sought (prior to publication of such proposed publication) for the purpose of protecting an invention, or whether the proposed publication contains Confidential Information of the Responding Party. Following the expiration of applicable time period for review, the Submitting Party shall be free to submit such proposed publication for publication and publish or otherwise disclose to the public such scientific or clinical results, subject to the procedures set forth in Section 7.2(b).

(b) If the Responding Party believes that the subject matter of the proposed publication contains Confidential Information or a patentable invention of the Responding Party, then prior to the expiration of the applicable time period for review, the Responding Party shall notify the Submitting Party in writing of its determination that such proposed publication contains such information or subject matter for which patent protection should be sought. On receipt of such written notice from the Responding Party, the Submitting Party shall delay public disclosure of such information or submission of the proposed publication for an additional period of ninety (90) days to permit preparation and filing of a patent application on the disclosed subject matter. The Submitting Party shall thereafter be free to publish or disclose such information, except that the Submitting Party may not disclose any Confidential Information of the Responding Party in violation of Sections 7.1 and 7.2; provided that the parties shall use reasonable efforts to provide scientifically meaningful equivalent information that is not Confidential Information for use in such disclosure.

7.3 Publicity. No public announcement or disclosure may be made by any party with respect to the subject matter of this Agreement without the prior written consent of the other party; provided, that the provisions of this Section 7.3 will not prohibit (a) any disclosure required by any applicable legal requirement, including any legal requirement or listing standard of any exchange or quotation system on which the disclosing parties securities are listed or traded or to be listed or traded (in which case the disclosing party will provide the other party with the opportunity to review in advance the disclosure and to contest the same, including reasonable opportunity to seek a protective order or to seek confidential treatment of such disclosures under Rule 24b-2 of the Securities Exchange Act of 1934, as amended), (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, (c) any disclosure made by CBLI or GPI to their respective employees, collaborators, licensors, licensees, contract research organizations, business partners, investors, potential investors, lenders and potential lenders provided the person receiving the disclosure has undertaken a confidentiality obligation to CBLI or GPI, as the case may be, substantially similar to the confidentiality obligations the parties have undertaken to each other under this Agreement, or (d) any disclosure made pursuant to a press release in a form mutually agreed to by the parties (or any other subsequent disclosure containing substantially similar information).

8. REPRESENTATIONS AND WARRANTIES.

8.1 Authorization; Enforceability. Each of GPI and CBLI represent and warrant to the other that, as of the Effective Date: (a) it is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to such party’s obligations under any other agreement; (c)  it has duly executed and delivered this Agreement; (d) it is authorized to disclose any and all Confidential Information made available to the other party pursuant to this Agreement; and (e) it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and upon request will certify in writing to the other party that neither it, its employees nor any person providing services for such party under this Agreement has been debarred under the provisions of such act.

8.2 Additional Representations, Warranties and Covenants of CBLI. CBLI further represents and warrants to GPI as follows:

(a) CBLI has no knowledge as of the Effective Date of any claims, judgments or settlements against CBLI or its licensor(s) pending, or threatened, that invalidate or seek to invalidate the CBLI Patent Rights. CBLI has no knowledge of any pending litigation against CBLI or any Affiliate of CBLI or any licensor of CBLI that alleges that any of CBLI’s activities relating to the Provided Product have violated the intellectual property rights of any Third Party (nor has it received any written communication threatening such litigation).

(b) CBLI has not previously assigned, transferred, conveyed or otherwise encumbered and will not assign, transfer, convey or otherwise encumber its right, title and interest in the Licensed Technology in a manner inconsistent with the terms hereof. There is and will be no agreement to which CBLI is a party and by which it is bound that would conflict with or be breached by CBLI granting GPI the licenses in Section 2.1.

As used in this Section 8.2, “Knowledge” means to the actual knowledge of a director, an officer or employee of CBLI.

8.3 Disclaimers. (a) EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTIONS 8.1-8.2, NeITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING ANY WARRANTY OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

(b) THE REPRESENTATIONS AND WARRANTIES OF EACH OF CBLI AND GPI EXTEND ONLY TO THE OTHER PARTY. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 9.2-9.3.

9. RISK ALLOCATION

9.1 Limitation of Liability. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7.1 and except as otherwise provided in sections 9.2 and 9.3 WITH RESPECT TO third party claims, IN NO EVENT SHALL either party be liable TO THE OTHER for LOST PROFITS OR SAVINGS OR FOR ANY indirect, incidental, consequential, special, PUNITIVE or exemplary damages IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, however caused, under any theory of liability.

9.2 Third Party Claims (Excluding Infringement). Subject to the provisions of Section 9.4, each of GPI and CBLI (each, in such capacity, the “Indemnifying Party”) will defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, Affiliates, officers, directors, partners, members, shareholders, employees, agents, and their successors and assigns (each, in such capacity, the “Indemnified Party”) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorneys’ fees of the Indemnified Party(ies) and those that may be asserted by a Third Party) or liability including claims for death or personal injury (collectively, “Losses”) imposed upon the Indemnified Party(ies) by any Third Party arising from or related to: (a) any material breach of the Indemnifying Party’s representations and warranties (and covenants) under this Agreement; or (b) any negligence or intentional misconduct by the Indemnifying Party (or its employees, agents, representatives, Affiliates, licensees, sublicensees or distributors) in performing its obligations under this Agreement; or (c) in the case of GPI as Indemnifying Party, the labeling, packaging, package insert, other materials or promotional claims with respect to Product or the Manufacture, Commercialization, use or other disposition of such Product by GPI or by an Affiliate, licensee, sublicensee, distributor or agent of GPI. The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

9.3 Infringement Indemnification. (a) Subject to the provisions of Section 9.4, GPI shall defend, indemnify and hold harmless the CBLI Indemnified Party(ies) from and against any Losses imposed upon them by any Third Party and arising from or related to a Third Party claim that the Development, Manufacture (if applicable) or Commercialization of any Product by GPI or by an Affiliate, licensee, sublicensee, distributor or agent of GPI; provided, however, that GPI shall not be required to indemnify, hold harmless or defend any CBLI Indemnified Party against any claim brought pursuant to the Section 9.3(a) to the extent (i) CBLI has an obligation to indemnify the GPI Indemnified Parties under Section 9.3(b) or (ii) related to any claim that the use of the Licensed Technology in accordance with this Agreement infringes any Patent Rights owned or controlled by any Third Party where such claim is based upon the use of the Licensed Technology alone, but not the use of the Licensed Technology with any other technology.

(b) Subject to the provisions of Section 9.4, CBLI shall defend, indemnify and hold harmless the GPI Indemnified Party(ies) from and against any Losses imposed upon them by any Third Party and arising from or related to a Third

Party claim that use of the CBLI Intellectual Property or practice of the CBLI Patent Rights by CBLI in the CBLI Field violates or infringes the intellectual property rights of any Third Party. CBLI shall have no obligation or liability to GPI under this Section 9.3(b) in the event and to the extent that the alleged infringement is covered by Section 9.3(a).

(c) For the avoidance of doubt, with respect to any infringement action brought against CBLI, GPI or both parties alleging infringement, that is not subject to this Section 9.3: (i) GPI shall have the final right to control such defense (including, settlement therefor) if GPI is the sole defendant, (ii) CBLI shall have the final right to control such defense (including settlement) therefor if CBLI is the sole defendant and (iii) the parties shall jointly control such defense (including settlement therefor) if the parties are joint defendants and each party shall bear its own cost incurred, including its internal cost.

9.4 Procedure. To receive the benefit of indemnification under Sections 9.2 or 9.3, the Indemnified Party must (a) promptly notify the Indemnifying Party of a claim or suit; provided, that failure to give such notice shall not relieve Indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party; (b) provide reasonable cooperation to the Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s cost and expense; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party’s consent. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor.

9.5 Insurance. Not later than thirty (30) days before the date on which GPI or any Affiliate or sublicensee of GPI, shall, on a commercial basis, make, use, or sell Product in the GPI Field, or CBLI or any Affiliate or sublicensee of CBLI shall, on a commercial basis, make, use, or sell Product in the CBLI Field, as applicable, and at all times thereafter until the expiration of all applicable statutes of limitation pertaining to any such manufacture, marketing, possession, use, sale of other disposition of Product in the GPI Field or the CBLI Field, as applicable, GPI will, at its expense, and CBLI will, at its expense, obtain and maintain in full force and effect, comprehensive general liability insurance, including product liability insurance and clinical trial insurance with a minimum coverage of $5,000,000 per occurrence and $5,000,000 annual aggregate. Such insurance shall name the other party as an additional insured and shall provide for at least thirty (30) days’ notice to the other party of any cancellation or termination. Notwithstanding the foregoing, with the other party’s prior written consent, a party may elect to self-insure with respect to any insurance coverage it is required to obtain hereunder as part of a comprehensive self-insurance program adopted by GPI.

10. TERM AND TERMINATION

10.1 Term. This Agreement shall take effect as of the Effective Date and shall remain in effect until the expiration of the last to expire Valid Claim of the CBLI Patent Rights, unless sooner terminated in accordance with Section 10.2.

10.2 Termination. The parties may terminate this Agreement, at any time upon mutual written agreement of the parties.

10.3 Effect of Termination. (a) In the event the license granted to GPI under Section 2.1(a), Section 2.1(b), or Section 2.1(d) terminates for any reason before expiration of the term set forth by Section 10.1 above, each of GPI’s Third Party sublicensees at such time shall continue to have the rights and licenses set forth in their sublicense agreements; provided, that such sublicensee agrees in writing that (i) CBLI is entitled to enforce all relevant provisions directly against such sublicense and (ii) CBLI shall not assume, and shall not be responsible to such sublicensee for, any representations, warranties or obligations of GPI to such sublicensee, other than to permit such sublicensee to exercise any rights to Product that are sublicensed under such sublicense agreement; and provided further, that GPI shall have no liability to CBLI for any action or inaction of the sublicensees under any continuing license to the sublicensee.

(b) Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination. Either party’s liability for any uncontested charges, payments or expenses due to the other party that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date.

10.4 Survival.  Sections 1, 2.1(f), 2.2, 4.7, 7, 8, 9, 10.3, 11, 12.1-12.3, and 12.6-12.12 shall survive any termination or expiration of this Agreement.

10.5 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or if a party violated the terms of the licenses specified in Section 2.1, and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (a) agrees that it shall not oppose the granting of such specific performance or relief and (b) hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

11. Dispute resolution

11.1 Issue Resolution. Unless otherwise set forth in this Agreement, in the event of a dispute arising out of, in connection with or under this Agreement between the parties, including disputes that cannot be resolved by the Joint Committee, the parties shall refer such dispute to the Parties’ Executive Officers, and such Executive Officers (or their designee) shall attempt in good faith to resolve such dispute. If the parties are unable to resolve a given dispute pursuant to this Section 11.1 within sixty (60) days of referring such dispute to the Executive Officers, such dispute shall be resolved by binding arbitration in the manner described in Section 11.2.

11.2 Arbitration. (a) If a party intends to begin an arbitration to resolve a dispute arising under this Agreement after the provisions of Section 11.1 have been exhausted, such party shall provide written notice (the “Arbitration Request”) to the other party of such intention and the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which a party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute. Unless the parties otherwise agree in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (the “AAA”) and otherwise as set forth in this Section 11.2.

(b) Within ten (10) Business Days after the receipt of the Arbitration Request, the other party may, by written notice, add additional issues for resolution; provided, that such issues have been subject to Section 11.1 and relate directly to the matter that is the subject of the applicable Arbitration Request.

(c) The arbitration shall be conducted by one (1) arbitrator selected in accordance with the AAA Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes as modified below, unless the matter in dispute has a value of at least $50,000,000 and either party wishes to have the arbitration conducted by a panel of three (3) arbitrators. The arbitrator(s) shall be experienced in the subject matter of the Arbitration Request as it applies to the biotechnology or pharmaceutical business. The parties shall cooperate to attempt to select the arbitrator(s) by agreement within twenty (20) days of the initiation of arbitration. If agreement cannot be reached within such twenty (20) days, then that AAA will submit a list of twenty (20) qualified arbitrators from which each party shall strike unacceptable entries; provided that each party shall not strike more than thirty-five percent (35%) of the names without cause and rank the remaining names. The AAA shall appoint the arbitrator(s) with the highest combined ranking(s). If these procedures fail to result in selection of the required number of arbitrators, the AAA shall appoint the arbitrator(s), allowing each side challenges for cause. The arbitration shall be held in New York, New York and all proceedings and communications shall be conducted in English. The parties each use their best efforts to have the arbitration hearing held as soon as practicable and in any event within sixty (60) days after the selection of the arbitrator(s). At least five (5) Business Days prior to the arbitration hearing, each party shall submit to the other party and the arbitrator(s) a copy of all exhibits on which such party intends to rely at the hearing, a pre-hearing brief (up to 20 pages), and a proposed ruling (up to 5 pages). The proposed ruling shall be limited to proposed rulings and remedies on each issue and shall contain no argument on or analysis of the facts or issues. Within five (5) Business Days after close of the hearing, each party may submit a post-hearing brief (up to 5 pages) to the arbitrator(s).

(d) Either party may apply first to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the arbitration matter is otherwise resolved; provided, that if such party determines that such injunctive relief cannot be awarded in a timeframe adequate to protect such party’s interests, then a party may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending resolution of the arbitration matter pursuant to this Section 11.2. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages. The parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding determination of arbitration matters presented.

(e) The parties hereby agree that any disputed performance or suspended performance pending the resolution of an arbitration matter that the arbitrators determine to be required to be performed by a party must be completed within a reasonable time period following the final decision of the arbitrators.

(f) Each party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators.

(g) Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties.

(h) The parties agree that, in the event of an arbitration matter involving the alleged breach of this Agreement, neither party may terminate this Agreement until resolution of such matter pursuant to this Section 11.2, and any time period for cure will only commence after such resolution.

(i) By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

12. General Provisions

12.1 Governing Law. This Agreement shall be governed and construed in accordance with the internal, substantive laws of the State of New York, to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Notwithstanding the foregoing, with respect to any dispute relating to the determination of scope, validity or enforceability of any Patent Rights, the parties consent to the exclusive jurisdiction of the federal courts of the United States and the Applicable Laws of the United States which cause that Patent Right to come into being. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

12.2 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

12.3 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any Third Party. This Agreement and the relations hereby established by and between GPI and CBLI do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates. Each party shall be solely responsible for compensating all its personnel and for payment of all related FICA, workers’ compensation, unemployment and withholding taxes. Neither party shall provide the other party’s personnel with any benefits, including but not limited to compensation for insurance premiums, paid sick leave or retirement benefits.

12.4 Assignment. Subject to Section 12.6, neither party may assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party; provided, that either party may assign this Agreement to (a) any Person to which such party transfers all or substantially all of its assets to which this Agreement relates or with which such party is consolidated or merged; (b) any Person that owns a majority of the voting stock of such party; or (c) an Affiliate of the assigning party; provided, further, that in each instance the assignee expressly assumes all obligations imposed on the assigning party by this Agreement in writing and the other party is notified in advance of such assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.5 Compliance of Anti-bribery. In performing this Agreement, each party and its director, officer, employee, consultant, contractor and agents of each party or Affiliates (collectively, “Representatives”) (a) shall not offer to make, make, promise, authorize or accept any payment or giving anything of value, including, but not limited to, bribes, either directly or indirectly to any public official, Regulatory Authority or anyone else for the purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, or obtain or retain business and (b) shall comply with all applicable anti-corruption and anti-bribery laws and regulations. Each party shall notify the other immediately upon becoming aware of any breach of its obligations under this Section 12.5.

12.6 Application to Affiliates. It is understood and agreed that for purposes of the definitions of CBLI Intellectual Property, CBLI Patent Rights, GPI Intellectual Property and GPI Patent Rights and for purposes of Section 2.1(c), the term “Affiliate” shall not be construed to cover any Third Party that becomes an Affiliate of CBLI or GPI after the Effective Date as a result of a transaction in which (i) such Third Party directly or indirectly acquires all or substantially all of the stock or assets of CBLI or GPI or (ii) CBLI or GPI is consolidated or merged into such third party or any of its affiliates; if the result of a transaction described in clause (i) or (ii) is that any “person” or “group” (within the meaning of Section 12.(d) or 14(d) of the Securities Exchange Act of 1934, as amended) acquires, directly or indirectly, the beneficial ownership, of a majority of the voting power of CBLI or GPI and specifically excluding any person or group that is controlled directly or indirectly by CBLI or GPI or its present officers or directors; provided further, that with respect to any such third party, the non-applicability of Section 2.1(c) shall only take effect in the event and to the extent that those provisions would require such acquiring Third Party to cease activities that were being actively pursued prior to the date it becomes an Affiliate of CBLI. It is further understood and agreed that any Third Party that becomes an Affiliate of CBLI in a transaction in which CBLI acquires control of such Third Party shall be deemed an Affiliate for purposes of Section 2.1(c).

12.7 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, or by overnight courier by FedEx or DHL, to the party to be notified at its address given below, or at any address such party may designate by prior written notice to the other in accordance with this Section 12.7. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (i) the date of delivery if delivered in person; or (ii) if delivered by overnight courier the next Business Day.

If to GPI:	Genome Protection, Inc.
73 High Street
Buffalo, New York 14203
Attention: Chairman, Board of Directors

If to CBLI:	Cleveland BioLabs, Inc.
73 High Street

Buffalo, New York 14203
Attention: Chief Executive Officer

12.8 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

12.9 Captions. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

12.10 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires, the word “or” is used in the inclusive sense (and/or) and the word “including” is used without limitation and means “including without limitation”.

12.11 Entire Agreement. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof, including the Confidentiality Agreement dated May 24, 2018. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party.

12.12 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

12.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.14 Further Assurances. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the Effective Date.

CLEVELAND BIOLABS, INC.                    GENOME PROTECTION, INC.

By: /s/ YAKOV KOGAN                            By: /s/ YAKOV KOGAN
Name: Yakov N. Kogan                            Name: Yakov N. Kogan

Title: Chief Executive Officer	Title: Director

Schedule A-1    Entolimod Composition Patents
Schedule A-2    Entolimod Oncology Patents
Exhibit 1        CCF License

Schedule A-1

Entolimod Composition Patents

Title	Jurisdiction	Application Details	Patent Details	Status
Flagellin related polypeptides and uses thereof	Europe	EP 05855104.5 Filing Date: 12-22-2005 Priority Date: 12-22-2004	EP 1838340 04-04-2018	PATENTED
Flagellin related polypeptides and uses thereof	France	EP 05855104.5 Filing Date: 12-22-2005 Priority Date: 12-22-2004	EP 1838340 04-04-2018	PATENTED
Flagellin related polypeptides and uses thereof	Germany	EP 05855104.5 Filing Date: 12-22-2005 Priority Date: 12-22-2004	EP 1838340 04-04-2018	PATENTED
Flagellin related polypeptides and uses thereof	Great Britain	EP 05855104.5 Filing Date: 12-22-2005 Priority Date: 12-22-2004	EP 1838340 04-04-2018	PATENTED
Flagellin related polypeptides and uses thereof	Switzerland	EP 05855104.5 Filing Date: 12-22-2005 Priority Date: 12-22-2004	EP 1838340 04-04-2018	PATENTED
Flagellin related polypeptides and uses thereof	Israel	IL 184140 Filing Date: 12-22-2005 Priority Date: 12-22-2004	IL 184140 12-01-2015	PATENTED
Flagellin related polypeptides and uses thereof	Israel	IL 227910 Filing Date: 12-22-2005 Priority Date: 12-22-2004	IL 227910 12-01-2015	PATENTED
Flagellin related polypeptides and uses thereof	Japan	JP 2007-548451 Filing Date: 12-22-2005 Priority Date: 12-22-2004	JP 5285278 09-11-2013	PATENTED
Flagellin related polypeptides and uses thereof	USA	US 11/722,682 Filing Date: 05-02-2008 Priority Date: 12-22-2004	US 8,007,812 08-30-2011	PATENTED
Flagellin related polypeptides and uses thereof	US	US 13/110,704 Filing Date: 05-18-2011 Priority Date: 12-22-2004	US 8,932,609 01-13-2015	PATENTED
Flagellin related polypeptides and uses thereof	US	US 13/110,720 Filing Date: 05-18-2011 Priority Date: 12-22-2004	US 8,287,882 10-16-2012	PATENTED
Flagellin related polypeptides and uses thereof	US	US 14/284,354 Filing Date: 05-21-2014 Priority Date: 12-22-2004	US 8,871,215 10-28-2014	PATENTED
Flagellin related polypeptides and uses thereof	US	US 14/559,669 Filing Date: 12-03-2014 Priority Date: 12-22-2004	US 9,139,623 09-22-2015	PATENTED
Flagellin related polypeptides and uses thereof	US	US 14/828,111 Filing Date: 08-17-2015 Priority Date: 12-22-2004	US 9,228,000 01-05-2016	PATENTED

Flagellin related polypeptides and uses thereof	US	US 14/949,492 Filing Date: 11-23-2015 Priority Date: 12-22-2004	US 9,457,061 10-04-2016	PATENTED
Flagellin related polypeptides and uses thereof	US	US 15/254,695 Filing Date: 09-01-2016 Priority Date: 12-22-2004	9,827,289 11-28-2017	PATENTED
Flagellin related polypeptides and uses thereof	US	US 15/794,804 Filing Date: 10-26-2017 Priority Date: 12-22-2004	N/A	PENDING

Schedule A-2

Entolimod Oncology Patents

Title	Jurisdiction	Application Details	Patent Details	Status
Use of toll-like receptor agonist for treating cancer	Argentina	AR P120102493 Filing Date: 07-10-2012 Priority Date: 01-10-2011	N/A	PENDING
Use of toll-like receptor agonist for treating cancer	Israel	IL 227308 Filing Date: 01-10-2012 Priority Date: 01-10-2011	IL 227308 03-01-2018	PATENTED
Use of toll-like receptor agonist for treating cancer	India	IN 1272/MUMNP/2013 Filing Date: 01-10-2012 Priority Date: 01-10-2011	N/A	PENDING
Use of toll-like receptor agonist for treating cancer	Japan	JP 2013-548628 Filing Date: 01-10-2012 Priority Date: 01-10-2011	6041444 11-18-2016	PATENTED
Use of toll-like receptor agonist for treating cancer	Mexico	MX/a/2013/007967 Filing Date: 01-10-2012 Priority Date: 01-10-2011	N/A	PENDING
Use of toll-like receptor agonist for treating cancer	New Zealand	NZ 612615 Filing Date: 01-10-2012 Priority Date: 01-10-2011	NZ 612615 12-01-2015	PATENTED
Use of toll-like receptor agonist for treating cancer	USA	US 13/979,104 Filing Date: 07-10-2013 Priority Date: 01-10-2011	9,376,473 Jun-28-2016	PATENTED
Use of toll-like receptor agonist for treating cancer	USA	US 15/631,427 Filing Date: 23-Jun-2017 Priority Date: 01-10-2011	N/A	ALLOWED

Exhibit 1

CCF License